Exhibit 99.1

NEWS RELEASE

PCD Inc. Announces Sale of Assets and Bankruptcy Filing

     Peabody, MA, March 21, 2003 - PCD Inc. (OTC Bulletin Board: PCDI.OB), a manufacturer of electronic connectors, announced today that, having completed its review of strategic alternatives for addressing its capital structure, it has entered into definitive agreements to sell the assets of its two Divisions. To facilitate the sales, PCD Inc. and its domestic subsidiary, Wells-CTI, Inc., filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts. The Chapter 11 filings allow the sale of the assets of the domestic entities to be free and clear from certain liabilities that the prospective purchasers do not wish to assume.

     PCD Inc. has agreed to sell its Industrial/Avionics Division, headquartered in Peabody, MA, and focused on control interconnects and terminal blocks, to Amphenol Corporation for $14 million, less assumed liabilities. Amphenol is one of the world's largest interconnect suppliers, with over $1 billion in sales and 11,000 employees located in its global facilities. The Wells-CTI Division which has headquarters in Phoenix, AZ, and supplies advanced design burn-in sockets to the semiconductor testing industry, is being sold to UMD Technology, Inc., a Portland, OR based provider of engineering services and products to the electronics industry for approximately $2 million plus assumed liabilities. Assuming approval of the company's reorganization plan by the Bankruptcy Court and the closing of these transactions, PCD's creditors will receive the proceeds from the sale of PCD's assets to Amphenol and UMD, as well as any additional cash on PCD's balance sheet after the close of the transactions.

     The Company's Japanese subsidiary, Wells-CTI KK, was not included in the bankruptcy filings, although its shares will be included in the sale of Wells-CTI.

     PCD Inc. emphasized that all of its domestic and international operations are conducting business as usual, as the Company will continue to accept customer orders and service its customers with existing facilities and personnel.

     To enable PCD to conduct its business while the sales are completed, its lenders have agreed to terms and conditions to allow PCD to use its existing cash reserves and revenues from operations to meet all of its current operating requirements. PCD's request to use the funds covered by its agreement with lenders has been submitted to the Bankruptcy Court as part of the Company's first-day motions. Upon Bankruptcy Court approval of the request, PCD will be able to use these funds to pay suppliers in full, under normal terms, for all goods and services provided in the ordinary course of business after the bankruptcy filings. Balances owed to suppliers as of the bankruptcy filings will be repaid in full upon completion of the asset sales.

     John L. Dwight Jr., Chairman and CEO of PCD, stated, "A key element of our resolution strategy was that our business segments would be acquired by strong companies with the appropriate financial and management capabilities, and that we have the resources to continue operating our businesses as usual while their sales as going concerns are completed. The size, market strengths and international organization of Amphenol, and the technical strengths and focus of UMD are an excellent fit with the Industrial/Avionic and Wells-CTI Divisions, respectively."

     "Though our businesses have consistently met customer commitments, and our cash position has remained steady for several months, our capital structure was not designed for the dramatic drop that has taken place in our key semiconductor market; exacerbated by a prolonged, albeit less severe, slowdown in the Industrial/Avionics market as well. After reviewing alternatives for addressing our capital structure, we determined that selling our businesses to new owners, whose capital structures will be better aligned with the revenues from these businesses, would be in the best interests of our customers, suppliers, employees and lenders. A Chapter 11 filing is the most effective way for PCD to complete the sales of our business segments and help assure that they have the resources to continue operating as usual until the sales are finalized."

     "We appreciate the continued support of our customers and suppliers during this period. Our ability to use existing cash and revenues from operations to meet all current operating requirements should give our customers confidence and assure our suppliers that they will be paid in full, under normal terms, for all deliveries and new orders made after our Chapter 11 filing. PCD remains committed to maintaining the levels of service and performance that our customers, sales channel partners and suppliers have come to expect from us, and we believe that the companies which have agreed to buy our business share these high standards."

     "PCD has been able to attract buyers to provide continuity to our business because our employees never stopped focusing on fulfilling our customer's needs reliably and efficiently. As a result, we believe our employees will be better served working with financially stronger organizations. I am proud of their continuing work and dedication," Mr. Dwight concluded.

     The consummation of the proposed asset sale transactions is subject to, among other things, Bankruptcy Court approval, and customary closing conditions.

Adams, Harkness & Hill is the financial advisor to PCD. Legal counsel to PCD are Day, Berry & Howard LLP (corporate counsel) and Charles R. Dougherty and Anne L. Showalter (bankruptcy counsel).

About PCD Inc.
     PCD Inc. (www.pcdinc.com) designs, manufactures and markets electronic connectors for use in semiconductor burn-in testing interconnect applications, industrial equipment, and avionics. Electronic connectors are used in virtually all electronic systems, including data communications, telecommunications, computers and computer peripherals, industrial controls, automotive, avionics and test and measurement instrumentation. The Company markets more than 6,800 electronic connector products in three product categories, each targeting a specific market. These product categories are semiconductor burn-in sockets, industrial interconnects, and avionic terminal blocks and sockets.

     THIS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 WITH RESPECT TO THE PROPOSED TRANSACTIONS BY PCD INC. FOR EACH OF THESE STATEMENTS, PCD INC. CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INCLUDE STATEMENTS REGARDING ONGOING OPERATIONS AND THE ANTICIPATED CLOSING OF THE TRANSACTIONS. THERE IS NO ASSURANCE THAT ANY TRANSACTION WILL CLOSE. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL OR CURRENT FACTS REGARDING FUTURE PLANS, EVENTS AND PROSPECTS ARE FORWARD-LOOKING STATEMENTS. THE STATEMENTS ARE SUBJECT TO SIGNIFICANT RISKS, CONTINGENCIES AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO: DELAYS IN COMPLETING THE ANTICIPATED TRANSACTIONS, CHANGES IN GENERAL ECONOMIC CONDITIONS, and the like. The Company's most recent filings with the Securities and Exchange Commission, including Form 10-K, contain additional information concerning many of these risk factors, and copies of these filings are available from the Company upon request and without charge.

     PCD INC. DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS, ANY OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

Contacts:

John L. Dwight, Jr.                                                                        John J. Sheehan III
Chief Executive Officer                                                                Chief Financial Officer
PCD Inc.                                                                                         PCD Inc.
(978) 532-8800                                                                             (978) 532-8800